CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

CEMTREX INC.

It is hereby certified that:

1. The name of the corporation is CEMTREX INC. (hereinafter referred to as the "Corporation").

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 27, 1998 as amended.

The amendment of the certificate of incorporation effected by this certificate of amendment is as follows:

3. The restated certificate of incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article IV the following new Article IV:

"ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Four Hundred and Ten Million (410,000,000), consisting of Four Hundred Million (400,000,000) shares of Common Stock, par value $.001 per share ("Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

The designations of the Preferred Stock and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:

Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof, if any, may differ form those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, option and other special rights of each such series and qualifications, limitations and restrictions thereof to the full extent now or

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 09/29/2006
FILED 01:54 PM 09/29/2006
SRV 060900252 - 2888556 FILE